Exhibit 99.1

Delta Apparel Announces Strong Preliminary Results for Fiscal Year 2011

– Full Year Revenue Grows 12% to Approximately $475 Million –

– Full Year Diluted EPS Now Expected to Increase over 40% to Range of $1.96 to $1.98 –

– Company Introduces Sales and Earnings Outlook for Fiscal Year 2012 –

GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2011--Delta Apparel, Inc. (NYSE Amex: DLA) today reported sales of approximately $475 million for the 52-week fiscal year ended July 2, 2011, an increase of 12% compared to $424.4 million in the 53-week fiscal year 2010.

The sales increase was driven by organic growth of approximately 7% as well as sales from the acquisition of The Cotton Exchange, which was acquired in July 2010. The Company expects full year 2011 earnings to be in the range of $1.96 to $1.98 per diluted share, an increase of over 40% from the $1.40 earnings per diluted share in the prior year. The Company plans to report fiscal 2011 full year results on Wednesday, August 31, 2010 after the market closes.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Fiscal year 2011 was another strong year for Delta Apparel, Inc., marking our eighth consecutive year of revenue growth and an all-time record earnings for our Company. In addition to completing the acquisition of The Cotton Exchange and the Salt Life exclusive license, we continued to invest in other marketing and merchandising initiatives, driving growth in both our basics and branded segments. We expanded the capacity and further improved the performance within our vertically integrated manufacturing platform. Although we are in a challenging economic environment, we believe we are positioned well for continued growth in the upcoming year.”

Fiscal 2012 Guidance

For the fiscal year ending June 30, 2012, the Company expects net sales to be in the range of $500 to $520 million, an increase of 5% to 9%, all of which is expected to be organic growth. Earnings are expected to be in the range of $2.00 to $2.15 per diluted share in fiscal year 2012.

The Company remains concerned about the challenging market conditions resulting from the volatile cotton market, inflationary pressures and general economic conditions which continue to impact consumer demand for apparel. In determining its expectations for the upcoming year, the Company believes it has taken these heightened risk factors as well as other factors such as anticipated tax rates into consideration.

Mr. Humphreys added, “While we are facing challenges in fiscal year 2012, we believe that Delta Apparel, Inc. is positioned for continued sales growth and earnings expansion. Our brands appeal to a large and growing consumer base and we expect to see significant revenue growth in some of our newer branded apparel lines. We expect to continue the expansion of our manufacturing platform to support our anticipated growth and further leverage our fixed costs. While we will have higher raw material costs flowing through cost of sales in the upcoming year, we believe we can mitigate the impact of this through our continuous process improvement initiatives and leveraging of our fixed administrative expenses. In addition, our strong balance sheet gives us the strength and flexibility to continue to make prudent strategic investments towards our growth in the future.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions, including market conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the ability to obtain and renew our significant license agreements; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; any restrictions to our ability to borrow capital or obtain financing; the uncertainty of raw material, transportation and energy prices; changes in our information systems related to our business operations; any significant interruptions with our distribution network; changes in the economic, political and social stability at our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, Chief Financial Officer
864-232-5200, ext. 6620
or
Investor Relations Contact:
ICR, Inc.
Brendon Frey, 203-682-8200